                                                                    EXHIBIT 10.6

                             FINDERS FEE AGREEMENT


     THIS Finders Fee Agreement (the "Agreement") is made as of the 28th day of June, 1996, by and between Raychem Corporation ("Finder"), a Delaware corporation having its principal executive offices at 300 Constitution Drive, Menlo Park, California 94025-1164, and Memry Corporation ("Supplier"), a Delaware corporation having its principal executive offices at 57 Commerce Drive, Brookfield, Connecticut 06820. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to those terms in that certain Amended and Restated Asset Purchase Agreement (the "Purchase Agreement"), dated as of May 10, 1996, as amended from time to time, between Finder and Supplier.

                                R E C I T A L S
                                - - - - - - - -

     WHEREAS, Finder and Supplier are party to the Purchase Agreement, pursuant to which Supplier, contemporaneously with the execution and delivery hereof, is acquiring the Acquired Assets (including, without limitation, machinery and equipment, inventory, trademarks, trade names, trade secrets and other intellectual property) heretofore used by Finder in the Business to produce nickel titanium components; and

     WHEREAS, Supplier is not acquiring from Finder the Excluded Assets, including the Medical Patents, which Medical Patents Finder contemplates selling to an unrelated third party (the "Medical Patent Purchaser") at some point in the future; and

     WHEREAS, Supplier is a potential manufacturer of products produced by or for the Medical Patent Purchasers, and arrangements may be entered into in the future under which Supplier would manufacture and sell such products to the Medical Patent Purchaser, its assignee, successor or designated manufacturer.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants of the parties herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

     A.   Finders Fee.  If Supplier shall have entered into an agreement with or
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receives orders from an unrelated third party, on terms and conditions acceptable to it in its sole discretion under which it would manufacture and sell products covered by the Medical Patents to or for the Medical Patent Purchaser (after such time as the Medical Patents shall have been sold or transferred to it), its assignees, successors or designated manufacturer designee, Supplier agrees to pay to Finder, in cash, a fee equal to ten percent (10%) of the Net Sales of such products up to a maximum cumulative total fee of $2,000,000.

     B.  Net Sales.  Net Sales shall mean gross sales of the Products billed and
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shipped by or on behalf of Supplier and its subsidiaries or permitted sublicensees or assigns, less competitive discounts actually allowed (other than advertising allowances, or fees or commissions to salesmen or sales representatives), and returns, and shall not include billed taxes and customs duties paid by Supplier, freight and transit insurance, any sale to Supplier's employees for any reason other than resale or distribution or any sales by Supplier to or through Finder or its assignee or successor in interest. Net Sales shall not include sales between the parties hereto or sales between Supplier and its subsidiaries. Notwithstanding the above, royalties shall be paid on all net sales of Products recorded as sales by Supplier and its subsidiaries under GAAP in their consolidated audited financial statements.

          Amounts due pursuant to this Agreement shall accrue as and when a sale subject to a royalty is recorded under GAAP by Supplier. The fee shall be paid quarterly to Supplier by Supplier within forty-five (45) days of the end of each calendar quarter during which such Net Sales are recorded.

     C.   Audit.  Finder may elect and Supplier shall allow, at `Finder's
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expense, and upon reasonable notice, an independent certified public accounting firm of nationally recognized standing appointed by Finder, to examine the books and records of Supplier pertaining to sales for calculating the Finder's Fee. All information received by or disclosed to such firm shall be confidential information of Supplier and shall not be disclosed to any other party; provided that the results (but not the basis thereof) may be disclosed to Finder.

     D.   Limitations.  Nothing in this Agreement shall obligate Finder to sell
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its Medical Patents to any person, at any time, on any terms, all of which shall be in its sole and absolute discretion. Nothing in this Agreement shall obligate Supplier to undertake to manufacture products covered by the Medical Patents for any person on any terms, all of which shall be in its sole and absolute discretion. Supplier shall have no obligation to Finder hereunder to pay a fee with respect to any sales which are not actually made, including sales contracted for by Supplier which are not completed for any reason, including any breach by Supplier under any such contract.

     E.   Status of Finder.
          ----------------

          1. The parties expressly agree that the relationship established by this Agreement as between Supplier and Finder is solely that of an independent contractor. Nothing contained herein shall create a partnership, joint venture, or any other business relationship between Supplier and Finder, other than that of an independent contractor.

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

          2. Finder shall not have authority to obligate or bind Supplier with respect to any matter, or make any contract, sale, agreement, warranty or representation, express or implied, on behalf of Supplier.

          3. Finder shall conduct business solely in its own name and not that of its Supplier and shall not use the words "Agent", "Agency" or words of similar import on stationery, signs, documents, telephone listings, or otherwise in connection with the name of Supplier.

     F.   Duration of Contract.
          --------------------

          1. Subject to the remaining provisions of this Section 7, the initial term of this Agreement shall be for the period commencing on the date hereof and ending on June 30, 2006.

          2. Either of the parties hereto, in its sole discretion, may terminate this Agreement immediately upon the giving of written notice in accordance with the provisions hereof if any proceeding in bankruptcy, any proceeding for reorganization, any proceeding for the appointment of a receiver or trustee, or any other proceeding under any law or by contract for the relief of debtors shall be instituted by or against the other party or if the other party makes any general assignment for the benefit of creditors.

          3. Except as otherwise provided herein, in the event that either party hereto shall be in default or breach of any material term or condition in this Agreement, the party aggrieved by such default or breach may, in its sole discretion, terminate this Agreement by giving the other party hereto thirty
(30) days prior written notice of termination unless the default or breach shall be cured within such thirty (30) day period. Nothing contained in this paragraph shall in any way limit a party's right to terminate this Agreement immediately upon notice as provided in Section 7(b) above.

     G.   Applicable Law and Waiver of Breach.
          -----------------------------------

          1. This Agreement and any question concerning its validity, construction or performance shall be governed by the laws of the State of California, excluding the choice of law rules thereof.

          2. Neither a course of conduct, nor any waiver by either party with respect to a default or breach of any provision of this Agreement by the other party, shall operate or be construed as a waiver of any subsequent default or breach or as a modification of this Agreement.

     H.   Succession and Assignment.  This Agreement shall be binding upon and
          -------------------------
inure to the benefit of the parties named herein and their respective successors and permitted assigns.

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

     I.  Counterparts.  This Agreement may be executed in counterparts, each of
         ------------
which shall be deemed an original but which together shall constitute one and the same instrument.

     J.   Headings.  The headings of the Sections of this Agreement are for
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convenience and shall not be used to interpret this Agreement.

     K.   Notices.  All notices, requests, demands, claims, and other
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communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (A) seven business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (B) one business day after being sent for "next day delivery" by a recognized courier service, in each case addressed to the intended recipient as set forth below:

If to the Finder:              Copy (which shall not constitute
                               notice) to:

Raychem Corporation            Raychem Corporation
Electronics Division           300 Constitution Drive
300 Constitution Drive         Menlo Park, CA  94025-1165
Menlo Park, CA  94025-1165     Attn: Legal Department MS 120/8502
Attn:  Legal Department        Telecopier: (415) 361-4305


If to the Seller:              Copy (which shall not constitute
                               notice) to:

Memry Corporation              Finn Dixon & Herling
57 Commerce Drive              One Landmark Square
Brookfield, CT  06804          Stamford, Connecticut  06901
Attn: Legal Department         Attn:  David I. Albin, Esq.
Telecopier: (203) 740-2503     Telecopier: (203) 348-5777

     Either party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, telecopier, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.
Either party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

     L.   No License.  This Agreement shall not be construed to confer upon
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Supplier or its customers any license under any patent of Finder or any third party.

     M.   Attorneys' Fees.  If legal action is commenced to enforce the
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performance of any part of this Agreement, the

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prevailing party shall be paid by the other party reasonable attorneys' fees and expenses.

     N.   Entire Agreement.  This Agreement, together with its Exhibits,
          ----------------
constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes any and all prior negotiations, correspondence, understandings and agreements regarding such subject matter.

     O.   Severability.  If any provision of this Agreement is held to be
          ------------
unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

     P.   Remedies.  Remedies provided herein are not exclusive.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year above written.

MEMRY CORPORATION                     RAYCHEM CORPORATION



By: /s/ William H. Morton, Jr.        By:  /s/ Andrew F. Roake
    -----------------------------        -------------------------
Print Name: William H. Morton, Jr.    Print Name:  Andrew F. Roake
            ---------------------                  ---------------
Title:  Senior Vice President         Title:  Vice President
        ---------------------                 --------------

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